UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2026

NUTEX HEALTH INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41346	11-3363609
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1776 Yorktown Street, Suite 700, Houston, Texas 77056
(Address of principal executive offices) (zip code)

(713) 660-0557
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	NUTX	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
Effective June 30, 2026, Nutex Health Inc., a Delaware corporation (the “Company”), on July 15, 2026, entered into a First Amendment (the “Amendment”) to that certain Payment Dispute Resolution Services Agreement, dated as of May 1, 2024 (the “Agreement”), by and between the Company and HaloMD, L.L.C., a Delaware limited liability company (“HaloMD”).
The services provided under the Agreement are subject to the regulatory framework established by the No Surprises Act, as implemented through the Federal Independent Dispute Resolution (IDR) process.
The Amendment, among other things, (i) transitions the fee payment structure to a pay-on-collected basis as opposed to payment due on award determination, retroactive to the Effective Date of the original Agreement, (ii) amends the service fee structure applicable to various federal and state net settlement amounts obtained on or after July 1, 2026, (iii) makes procedural amendments such as allowing HaloMD access to remittance data to confirm payment of awarded claims, (iv) provides the Company the right to perform dispute resolution services either in-house or through the engagement of another third-party vendor or service provider with respect to certain future hospital facilities, and (v) extends the initial term of the Agreement through December 31, 2029, subject to automatic one-year renewals.
On June 4, 2026, CMS and federal agencies reduced the non-refundable administrative fee for the Federal IDR process from $115 to $15 per party per dispute. This reduction took effect on June 11, 2026, to lower financial barriers for healthcare providers and payers.
As a result of the Amendment and the recently adopted new CMS Rules, the Company expects a reduction in our overall arbitration related costs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 21, 2026	NUTEX HEALTH INC.

	By:	/s/ Jon C. Bates
Jon C. Bates Chief Financial Officer